Exhibit 99.1

COOPER STANDARD REPORTS FOURTH QUARTER AND YEAR-END 2011 FINANCIAL RESULTS

•	2011 Sales Grew 18%; Adjusted EBITDA Rose 17%

•	Strong Cash Position and Liquidity

NOVI, Mich., March 12, 2012 - Cooper-Standard Holdings Inc. (OTCBB: COSH), the parent company of Cooper Standard Automotive and a leading global supplier of automotive sealing, fluid and anti-vibration systems, today announced its financial results for the fourth quarter and year ended December 31, 2011. The Company also provided its 2012 outlook.

“Our strategic focus on providing global and regional support to our customers around the world helped contribute to an 18 percent increase in sales in 2011, and our continued discipline in operational excellence and capacity rationalization again delivered double digit adjusted EBITDA margins,” said Jim McElya, chairman and chief executive officer of Cooper Standard. “Moreover, we have positioned the Company for future growth through our initiatives to expand our product offerings and to capitalize on global platform trends.”

Fourth quarter and 2011 results

Cooper Standard reported revenue of $695.7 million for the fourth quarter of 2011 and $2.85 billion for the full year, representing growth of 15.2 percent and 18.2 percent, respectively, over the 2010 comparable periods. This revenue growth reflects higher industry volumes, favorable foreign currency exchange movement as well as businesses acquired during 2011, which contributed approximately $58 million in the fourth quarter and $158 million for the full year.

Gross profit for the quarter ended December 31, 2011 was $97.6 million compared to $96.8 million in the fourth quarter of 2010. Gross profit in the 2011 fourth quarter represented 14 percent of sales, compared to 16 percent of sales in the fourth quarter of 2010, with comparatively lower gross margins at the recently established Cooper Standard France joint venture and increased raw material prices accounting for the majority of the difference. For the full year 2011, the Company’s revenue growth and lean initiatives offset higher raw material and acquisition costs, generating gross profit of $450.6 million, representing 15.8 percent of sales, compared to $409.6 million in 2010, or 17 percent of sales.

The Company reported net income of $23.2 million in the fourth quarter of 2011, compared to $14.8 million in 2010. Net income growth was due primarily to increased volumes, lean savings and lower effective tax rates, which offset higher raw material prices and increased SG&A. The Company reported full year 2011 net income of $102.8 million, or $3.93 per share on a diluted basis.

For the fourth quarter, Cooper Standard reported adjusted EBITDA of $66.6 million. Adjusted EBITDA for the full year 2011 increased 17.2 percent to $324.1 million from $276.5 million in 2010.

Operational highlights

During 2011 Cooper Standard launched programs with diverse customers, technologies and geographies.

• Audi – W-36 Engine	• Land Rover – Evoque

• Fiat – Palio, Panda	• Nissan – Altima, Leaf, Commercial Van

• Fisker – Karma	• Peugeot – 508

• Ford - Edge, MKX, F-150 Eco-Boost Engines, Focus	• Porsche – 911 Coupe, Convertible, Boxster

• GM - Camaro Convertible, Cruze, Malibu, Meriva	• Renault - 3008

• Honda – Civic	• Volkswagen – Golf Cabriolet

2012 Outlook

For 2012, assuming North American vehicle production volume of 14.4 million units and European production volume of 19.2 million units, the Company expects to generate sales of between $2.85 billion and $2.95 billion. Cooper Standard expects to make capital expenditures of between $110 million and $120 million as it continues expanding its emerging market presence to support customer growth and new business opportunities. The Company expects to incur cash restructuring expenses of between $45 million and $55 million, of which approximately half will be related to the previously announced Cooper Standard France joint venture restructuring. Cash taxes are expected to be in the range of $25 million to $30 million.

Net income to adjusted EBITDA reconciliation

The following table provides a reconciliation of EBITDA and Adjusted EBITDA to net income, which is the most directly comparable financial measure in accordance with U.S. GAAP (dollars in millions):

	Three Months Ended December 31, 2011	Year Ended December 31, 2011
Net income	$23.2	$102.8
Provision for income tax expense (benefit)	(6.0)	20.8
Interest expense, net of interest income	10.3	40.5
Depreciation and amortization	32.1	124.1

EBITDA	$59.6	$288.2
Restructuring (1)	4.1	52.2
Noncontrolling interest restructuring (2)	(0.9)	(19.9)
Inventory write-up (3)	—	0.7
Net gain on partial sale of joint venture (4)	—	(11.4)
Stock-based compensation (5)	2.5	10.8
Acquisition costs (6)	—	2.2
Other (7)	1.3	1.3

Adjusted EBITDA	$66.6	$324.1

(1)	Includes cash and non-cash restructuring.
(2)	Proportionate share of restructuring costs related to Cooper Standard France joint venture.
(3)	Write-up of inventory to fair value at the date of acquisition of USi Inc. and the Cooper Standard France joint venture, net of noncontrolling interest.
(4)	Net gain on partial sale of ownership percentage in joint venture.
(5)	Non-cash stock amortization expense and non-cash stock option expense for grants issued at emergence from bankruptcy.
(6)	Costs incurred in relationship to the Cooper Standard France joint venture agreement.
(7)	Costs related to corporate development activities.

Management considers EBITDA and adjusted EBITDA as key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. Adjusted EBITDA is defined as net income adjusted to reflect income tax expense, interest expense net of interest income, depreciation and amortization and certain non-recurring items that management does not consider to be reflective of the Company’s core operating performance.

When analyzing the Company’s operating performance, investors should use EBITDA and adjusted EBITDA in addition to, and not as alternatives for, net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of the Company’s performance. EBITDA and adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under GAAP. Other companies may report EBITDA and adjusted EBITDA differently and therefore Cooper Standard’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA, it should be noted that in the future Cooper Standard may incur expenses similar to or in excess of the adjustments in the above presentation. This presentation of adjusted EBITDA should not be construed as an inference that Cooper Standard’s future results will be unaffected by unusual or non-recurring items.

Combined Quarterly Financial Results

Due to Cooper Standard’s adoption of fresh start reporting on May 31, 2010, in some of its financial reports, the Company’s financial information for periods ended on or prior to May 31, 2010 is described as relating to Predecessor periods and financial information for periods ended after May 31, 2010 is described as relating to Successor periods. For purposes of this press release, the Company is presenting financial information for Predecessor and Successor periods on a combined basis so that results of operations for the three and 12 months ended December 31, 2010 can be more readily compared with the corresponding periods in 2011. The Company believes that presenting this financial information on a combined basis provides management and investors with a more meaningful perspective on ongoing financial and operational performance and trends. For a presentation of results of operations and other financial information on an uncombined basis, please refer to Cooper Standard’s Annual Report on Form 10-K/A for the year ended December 31, 2010 which was filed with the SEC on August 17, 2011.

Conference call details

Cooper Standard’s executive team will host a conference call and webcast with investors on Wednesday, March 14 at 9 a.m. ET to discuss its 2011 fourth quarter and full year results, provide a general business update and respond to investor questions.

An interactive webcast will also be available via http://investor.shareholder.com/cooperstandard/eventdetail.cfm?eventid=109969

To participate in the live question-and-answer session, callers in the United States and Canada should dial toll-free 800-949-4315 (international callers dial 678-825-8315) and provide the conference ID 55352581 or ask to be connected to the Cooper Standard teleconference. Callers should dial in at least five minutes prior to the start of the call. Financial and automotive analysts are invited to ask questions after the presentations are made.

Individuals unable to participate during the live teleconference or webcast may visit the Investors portion of the Cooper Standard website (http://www.cooperstandard.com) for a webcast or podcast replay of the presentation.

About Cooper Standard

Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include body sealing systems, fluid handling systems and anti-vibration systems. Cooper Standard employs approximately 21,500 people globally and operates in 19 countries around the world. For more information, please visit the Company’s website at www.cooperstandard.com.

Forward Looking Statements

This press release includes forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act, reflecting management’s current analysis and expectations, based on what are believed to be reasonable assumptions. The words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: the Company’s dependence on the automotive industry; further restructuring of the Company’s customers; availability and cost of raw materials; pricing pressures and volume requirements of the Company’s customers; the ability to meet significant increase in customer demand; increased costs negatively impacting the Company’s profitability; competition in the automotive industry; sovereign and other risks related to conducting operations outside the United States; foreign currency fluctuations; the Company’s ability to achieve benefits from its joint venture operations not operated for the Company’s sole benefit; the Company’s exposure to the uncertainty of political disruptions and increased violence in Mexico; the uncertainty of the Company’s ability to achieve expected cost reduction savings; the Company’s dependence on certain major customers and platforms; the Company’s exposure to product liability and warranty claims; labor conditions; the Company’s ability to attract and retain key personnel; the Company’s ability to meet customers’ needs for new and improved products in a timely manner; the Company’s ability to select and integrate attractive business acquisitions; the Company’s legal rights to its intellectual property portfolio; environmental and other regulations; the outcome of legal proceedings the Company is or may become party to; volatility in the Company’s expected annual effective tax rate; impact of the Company’s capital structure on its financial condition and ability to obtain financing in the future; the Company’s ability to generate cash to meet its debt and other cash obligations; the Company’s pension plans; any impairment of a significant amount of the Company’s goodwill or other intangible asset; potential conflicts of interest between the Company’s owners and the Company; limitations on flexibility in operating the Company’s business contained in its debt agreements; the Company’s exposure to natural disasters; and other risks described from time to time in the Company’s Securities and Exchange Commission filings. There may be other factors that may cause the Company’s actual results to differ materially from those projected in any forward-looking statement. Accordingly, there can be no assurance that Cooper Standard will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide a safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change and which Cooper Standard does not intend to update. The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

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Contact for Analysts:	Contact for Media:
Glenn Dong	Sharon Wenzl
Cooper Standard	Cooper Standard
(248) 596-6031	(248) 596-6211
investorrelations@cooperstandard.com	sswenzl@cooperstandard.com